Exhibit 99.2

Enigma ENG International Limited – TERMS OF SALE

September 11, 2017

PLEASE READ THESE TERMS OF SALE CAREFULLY. NOTE THAT SECTION 13 CONTAINS A BINDING ARBITRATION CLAUSE AND CLASS ACTION WAIVER, WHICH AFFECT YOUR LEGAL RIGHTS. IF YOU DO NOT AGREE TO THESE TERMS OF SALE, DO NOT PURCHASE TOKENS.

Your purchase of Enigma ENG Tokens (“ENG Tokens” or “Tokens”) from Enigma ENG International Limited (“Enigma,” “we,” “us,” “our,” or the “Company”) is subject to these Terms of Sale (“Terms”). Each of you and the Company are a “Party,” and together are the “Parties.”

These Terms take effect when you click an “I Accept” button or check box presented with these Terms (the “Effective Date”). You represent to us that you are lawfully able to enter into contracts (e.g., you are not a minor). If you are entering into these Terms for an entity, such as the company you work for, you represent to us that you have legal authority to bind that entity.

Section 8 contains additional representations and warranties made by you.

Section 14 contains the definitions of certain capitalized terms used in these Terms. Though you should read and understand this entire document before agreeing to its terms, you should pay particular attention to those terms written in ALL CAPITAL LETTERS.

1. General

1.1 Terms.  You will adhere to all Enigma rules and regulations applicable to your purchase and subsequent utilization of ENG Tokens, including the Policies as defined in Section 14. You have read and understand the Offering Documentation and will read any updates thereto. If you did not understand any of the concepts identified in the disclosure, you have contacted us via email at tokensale@enigma.co and we have explained them to your satisfaction.

1.2 Support to You.  We will provide web-based support only, including email, web forums, and knowledge base support. We will not provide telephone or live support. Our support email is tokensale@enigma.co.

1.3 Third Party Content. Third Party Content may be made available directly to you by other companies or individuals under separate terms and conditions, including separate fees and charges. Because we may not have tested or screened the Third Party Content, your use of any Third Party Content is at your sole risk. We do not accept liability for any fees incurred or damages caused by your use of any Third Party Content. We do not guarantee the availability of any Third Party Content for any purpose. We do not guarantee the accuracy or precision of any information provided to us by any third party, including, without limitation, network information, pricing information or other statistical data. We may change, discontinue, or deprecate any of the Third Party Content.

1.4 Token Use. Ownership of ENG Tokens carries no rights, express or implied, other than the right to enable usage of and interaction with the Enigma Network, if successfully completed and deployed. In particular, you understand and accept that ENG Tokens do not represent or confer any ownership right or stake, share or security or equivalent rights, or any right to receive future revenue shares, intellectual property rights or any other form of participation in or relating to the Enigma Network, and/or the Company and its corporate affiliates, other than rights relating to use of the Enigma Network, subject to limitations and conditions in these Terms and applicable Policies. ENG Tokens are not intended to be a digital currency, security, commodity or any other kind of financial instrument.

2. Offering.

2.1 Purchase. You agree to purchase, and we agree to sell, on the terms set forth herein, the ENG Tokens. Your purchase is final. Any refunds will be solely at the discretion of the Company. ENG Tokens may be purchased from the Distribution Smart Contract using ether (“ETH”) or bitcoin (“BTC”).

2.2 Delivery Date. The Distribution Smart Contract will make available to you the Resulting Distribution on or about October 15, 2017.

2.3 Delivery Method. If you purchased ENG Tokens with ETH, the Distribution Smart Contract will make available the appropriate amount of ENG Tokens on the provided ETH address or the ETH address from which your ether was sent. If you purchased ENG Tokens with BTC, the appropriate amount of ENG Tokens will be sent to the ETH address provided during the Token Sale purchase process.

2.4 Third Party. If you purchase ENG Tokens using a third party, that third party is your agent, not ours, for the purpose of the payment of ETH, BTC or Tokens. You, not we, are responsible for ensuring that we actually receive the appropriate amount of ETH or BTC. We are not responsible for any loss of funds due in any part to the use of a third party to send or receive ETH, BTC or Tokens.

3. Security and Data Privacy.

3.1 Your Security.  You will implement reasonable and appropriate measures designed to secure access to (i) any device associated with the email address associated with your account, and (ii) private keys required to access any relevant Ethereum address or your ENG Tokens. In the event that you are no longer in possession of any private key or device associated with your provided Ethereum address, you understand you may never be able to access your ENG Tokens.

3.2 Additional Information. You will provide to us, immediately upon our notice of request, from time to time, information and documentation that we, in our sole discretion, deem to be required to maintain compliance with any international, federal, state or local law, regulation or policy. Such documents include, but are not limited to, passports, driver’s licenses, utility bills, photographs of you, government identification cards, or sworn statements. Should you fail to provide us with such information or documentation you acknowledged that we shall be entitled to take such action as we determine is reasonable for us to comply with applicable laws, including, without limitation, refusing to deliver Tokens or restricting access to the Enigma Network. You acknowledge and consent to us disclosing such information or documentation to the extent we determine advisable or necessary to comply with applicable law, regulation or policy.

3.3 Your Information. We may use aggregate statistical information about your activity, including, without limitation, your activity on the Enigma Site and logins to various websites, for marketing or any other purpose in our sole discretion. However, we will not release your personally-identifying information to any third party without your consent, except as set forth herein or in any Policy.

4. Your Responsibilities.

4.1 Security and Backup. You are responsible for properly configuring any software in connection with your access to, storage or use of the ENG Tokens.

4.2 End User Violations. You will be deemed to have taken any action that you permit, assist or facilitate any person or entity to take related to these Terms. You are responsible for End Users’ purchase and use of ENG Tokens. You will ensure that all End Users comply with your obligations under these Terms and that the terms of your agreement with each End User are consistent with these Terms.

4.3 End User Support. You are responsible for providing customer service (if any) to End Users. We do not provide any support or services to End Users unless we have a separate agreement with you or an End User obligating us to provide support or services.

5. Taxes. You are responsible for complying with all applicable law regarding the payment of taxes related to the purchase of ENG Tokens. Enigma is not responsible for your compliance with tax law.

6. Term; Termination.

6.1. Term. The term of these Terms will commence on the Effective Date and will continue until terminated in accordance with these Terms.

6.2 Termination. These Terms will terminate automatically upon the delivery of substantially all of your Resulting Distribution or after five (5) days of the launch of the Network. We may terminate these Terms in our sole discretion if you breach any term or Policy.

6.3. Effect of Termination. Upon any termination of these Terms: (a) all your rights under these Terms immediately terminate; (b) you are not entitled to a refund of any amount paid; (c) you will immediately return or, if instructed by us, destroy all Enigma Content in your possession; and (d) Sections 3.2, 4.1, 5, 6.3, 7, 8, 9, 10, 11, 12, 13 and 14 will continue to apply in accordance with their terms. We will not be liable for any special, incidental or consequential damages you sustain, including, without limitation, any special, incidental or consequential damages due to any loss of credentials, login information or private keys for any website or software or your inability to access any website or account.

7. Proprietary Rights.

7.1 Suggestions. If you provide any Suggestions to us or our affiliates, we will own all right, title, and interest in and to the Suggestions, even if you have designated the Suggestions as confidential or proprietary. We and our affiliates will be entitled to use the Suggestions without restriction. You hereby irrevocably assign to us all right, title, and interest in and to the Suggestions and agree to provide us any assistance we may require to document, perfect, and maintain our rights in the Suggestions.

7.2 Hardware and Software. Under no circumstances will you gain any proprietary rights in any computer hardware or software (except the ENG Tokens in your Resulting Distribution) used by Enigma or its affiliates.

7.3. Intellectual Property. We retain all right, title and interest in all of our intellectual property, including inventions, discoveries, processes, marks, methods, compositions, formulae, techniques, information and data, whether or not patentable, copyrightable or protectable in trademark, and any trademarks, copyrights or patents based thereon. You may not use any of our intellectual property for any reason, except with our express, prior, written consent.

8. Additional Representations and Warranties

8.1 Representations and Warranties. By purchasing ENG Tokens from us, and without limitation to other statements you have made, you represent and warrant that:

●	You have read and understand these Terms;

●	You have a sufficient understanding of the functionality, usage, storage, transmission mechanisms and other material characteristics of cryptographic tokens like Bitcoin and Ether, token storage mechanisms (such as token wallets), blockchain technology and blockchain-based software systems to understand these Terms and to appreciate the risks and implications of purchasing ENG Tokens;

●	You have obtained sufficient information about ENG Tokens to make an informed decision to purchase ENG Tokens;

●	You understand the restrictions and risks associated with the creation of ENG Tokens by the Distribution Smart Contract and acknowledge and assume all such risks;

●	You understand, acknowledge and assume the risks associated with the purchase, holding and use of ENG Tokens in connection with the Enigma Network;

●	You are purchasing ENG Tokens solely for the purpose of accessing the Enigma Network, and supporting the development, testing, deployment and operation of the Enigma Network, being aware of the commercial risks associated with the Company and the Enigma Network. You are not purchasing Enigma Tokens for any other purposes, including, but not limited to, any investment, speculative or other financial purposes;

●	Your purchase of ENG Tokens complies with applicable law and regulation in your jurisdiction, including, but not limited to, (i) legal capacity and any other applicable legal requirements in your jurisdiction for purchasing ENG Tokens, using ENG Tokens, and entering into contracts with us, (ii) any foreign exchange or regulatory restrictions applicable to such purchase, and (iii) any governmental or other consents that may need to be obtained;

●	The funds you use to purchase any ENG Tokens including any ETH or BIT are not derived from or related to any unlawful activities, including but not limited to money laundering or terrorist financing and you will not use ENG Tokens to finance in, engage in or otherwise support any unlawful activities;

●	To the extent required by law, you comply and have complied with all anti-money laundering and counter-terrorism financing requirements;

●	Neither you nor any person having a direct or indirect beneficial interest in you (if you are not an individual) or in ENG Tokens being acquired by you or any person for whom you may be acting as agent or nominee in connection with the ENG Tokens, is the subject of sanctions administered or enforced by any country or government (collectively, “Sanctions”) or is organized or resident in a country or territory that is the subject of country-wide or territory-wide Sanctions;

●	You will comply with any applicable tax obligations in your jurisdiction arising from your purchase of ENG Tokens; and

●	You understand and acknowledge that, to the fullest extent permitted by applicable law, title to, and risk of loss of, ENG Tokens you purchase from the Company and receive from the Distribution Smart Contract is intended by you and us to pass from Company to you in the Cayman Islands.

9. Indemnification.

9.1. General. You will defend, indemnify, and hold harmless us, our affiliates and licensors, and each of their respective employees, officers, directors, and representatives from and against any claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to any third party claim concerning these Terms or your use of ENG Tokens, whether or not the ENG Tokens were sold to you under these Terms. If we or our affiliates are obligated to respond to a third party subpoena or other compulsory legal order or process described above, you will also reimburse us for reasonable attorneys’ fees, as well as our employees’ and contractors’ time and materials spent responding to the third party subpoena or other compulsory legal order or process at reasonable hourly rates.

9.2. Process. We will promptly notify you of any claim subject to Section 9.1, but our failure to promptly notify you will only affect your obligations under Section 9.1 to the extent that our failure prejudices your ability to defend the claim. You may: (a) use counsel of your own choosing (subject to our written consent) to defend against any claim; and (b) settle the claim as you deem appropriate, provided that you obtain our prior written consent before entering into any settlement. We may also assume control of the defense and settlement of the claim at any time.

10. Risks and Disclaimers.

10.1 Risks. YOU understand AND ACKNOWLEDGE that blockchain technology, ethereum, ether, AND BITCOIN are new and untested technologies outside of ENIGMA’S control and adverse changes in market forces or technology, broadly construed, will excuse ENIGMA’S performance under these Terms. IN ADDITION, YOU UNDERSTAND ENG TOKENS AND BLOCKCHAIN ANCHORING TECHNOLOGY ARE SIMILARLY NEW AND UNTESTED AND ADVERSE CHANGES IN MARKET FORCES OR TO THE UNDERLYING TECHNOLOGY, BROADLY CONSTRUED, WILL EXCUSE ENIGMA’S PERFORMANCE UNDER THESE TERMS.

In PARticular, and in addition to THESE TERMS, you assume all risk of loss resulting from, concerning or associated with the risks set forth in the OFFERING DOCUMENTATION.

10.2 Disclaimers. ENG TOKENS ARE DISTRIBUTED BY THE DISTRIBUTION SMART CONTRACT “AS IS.” WE AND OUR AFFILIATES AND LICENSORS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE REGARDING ENG TOKENS OR THE THIRD PARTY CONTENT, INCLUDING ANY WARRANTY THAT ENG TOKENS OR THIRD PARTY CONTENT WILL BE UNINTERRUPTED, ERROR FREE OR FREE OF HARMFUL COMPONENTS, OR THAT ANY CONTENT, INCLUDING YOUR CONTENT OR THE THIRD PARTY CONTENT, WILL BE SECURE OR NOT OTHERWISE LOST OR DAMAGED. EXCEPT TO THE EXTENT PROHIBITED BY LAW, WE AND OUR AFFILIATES AND LICENSORS DISCLAIM ALL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR QUIET ENJOYMENT, AND ANY WARRANTIES ARISING OUT OF ANY COURSE OF DEALING OR USAGE OF TRADE.

WE DO NOT AND WILL NOT PROVIDE YOU WITH ANY SOFTWARE. THE NETWORK WILL DISTRIBUTE ENG TOKENS IN YOUR RESULTING DISTRIBUTION.

11. Limitations of Liability.

WE AND OUR AFFILIATES OR LICENSORS WILL NOT BE LIABLE TO YOU FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS, GOODWILL, USE, OR DATA), EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHER, NEITHER WE NOR ANY OF OUR AFFILIATES OR LICENSORS WILL BE RESPONSIBLE FOR ANY COMPENSATION, REIMBURSEMENT, OR DAMAGES ARISING IN CONNECTION WITH: (A) YOUR INABILITY TO USE ENG TOKENS, INCLUDING, WITHOUT LIMITATION, AS A RESULT OF ANY TERMINATION OR SUSPENSION OF THE NETWORK OR THESE TERMS, INCLUDING AS A RESULT OF POWER OUTAGES, MAINTENANCE, DEFECTS, SYSTEM FAILURES OR OTHER INTERRUPTIONS; (B) THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES; (C) ANY INVESTMENTS, EXPENDITURES, OR COMMITMENTS BY YOU IN CONNECTION WITH THESE TERMS OR YOUR USE OF OR ACCESS TO ANY ENG TOKENS; OR (D) ANY UNAUTHORIZED ACCESS TO, ALTERATION OF, OR THE DELETION, DESTRUCTION, DAMAGE, LOSS OR FAILURE TO STORE ANY DATA, INCLUDING RECORDS, PRIVATE KEY OR OTHER CREDENTIALS, ASSOCIATED WITH ANY ENG TOKENS, WHETHER OR NOT OBTAINED UNDER THESE TERMS AS PART OF THE RESULTING DISTRIBUTION.

IN ANY CASE, OUR AND OUR AFFILIATES’ AND LICENSORS’ AGGREGATE LIABILITY UNDER THESE TERMS WILL BE LIMITED TO THE VALUE (IN UNITED STATES DOLLARS AT THE TIME OF THE SALE) YOU PAID US IN EXCHANGE FOR THE OFFERING UNDER THESE TERMS.

YOU WAIVE YOUR RIGHT TO DEMAND the RETURN OF ANY AMOUNTS YOU PAID US FOR THE OFFERING UNDER ANY CIRCUMSTANCES, INCLUDING, WITHOUT LIMITATION, A DEMAND FOR SPECIFIC PERFORMANCE.

12. Modifications to the Agreement.

We may modify these Terms (including any Policies) at any time by posting a revised version on the Enigma Site or, only if you have provided us with your email address, by email. The modified terms will become effective upon posting or, if we notify you by email, as stated in the email. It is your responsibility to check the Enigma Site regularly for modifications to these Terms. We last modified these Terms on the date listed at the beginning of these Terms.

13. Miscellaneous.

13.1 Confidentiality and Publicity. You may use Enigma Confidential Information only in connection with your purchase of ENG Tokens under these Terms and pursuant to the terms of these Terms. You will not disclose Enigma Confidential Information during the Term or at any time during the five (5) year period following the end of the Term other than to your advisors in connection with your purchase of ENG Tokens and provided they also hold such information on these Terms. You will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Enigma Confidential Information, including, at a minimum, those measures you take to protect your own confidential information of a similar nature. You will not issue any press release or make any other public communication with respect to these Terms or your purchase, You will not misrepresent or embellish the relationship between us and you (including by expressing or implying that we support, sponsor, endorse, or contribute to you or your business endeavors), or express or imply any relationship or affiliation between us and you or any other person or entity except as expressly permitted by these Terms.

13.2 Force Majeure. We and our affiliates will not be liable for any delay or failure to perform any obligation under these Terms where the delay or failure results from any cause beyond our reasonable control, including acts of God, labor disputes or other industrial disturbances, electrical, telecommunications, hardware, software or other utility failures, earthquake, storms or other elements of nature, blockages, embargoes, riots, acts or orders of government, acts of terrorism, or war, changes in blockchain technology (broadly construed), changes in the Ethereum or Network protocols or any other force outside of our control.

13.3 Independent Contractors; Non-Exclusive Rights. We and you are independent contractors, and neither party, nor any of their respective affiliates, is an agent of the other for any purpose or has the authority to bind the other. Both parties reserve the right (a) to develop or have developed for it products, services, concepts, systems, or techniques that are similar to or compete with the products, services, concepts, systems, or techniques developed or contemplated by the other party and (b) to assist third party developers or systems integrators who may offer products or services which compete with the other party’s products or services.

13.4 No Third Party Beneficiaries. These Terms do not create any third party beneficiary rights in any individual or entity.

13.5 Import and Export Compliance. In connection with these Terms, you will comply with all applicable import, re-import, export, and re-export control and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, and country or individual-specific economic sanctions programs implemented by the Office of Foreign Assets Control. For clarity, you are solely responsible for compliance related to the manner in which you choose to use ENG Tokens.

13.6 Notice.

(a) To You. We may provide any notice to you under these Terms by posting a notice on the Enigma Site. Notices we provide by posting on the Enigma Site will be effective upon posting. It is your responsibility to periodically review the Enigma Site for notices.

(b) To Us. To give us notice under these Terms, you must contact Enigma by email to tokensale@enigma.co. We may update this email address for notices to us by posting a notice on the Enigma Site. Notices to us will be effective one business day after they are sent.

(c) Language. All communications and notices to be made or given pursuant to these Terms must be in the English language.

13.7 Assignment. You will not assign your rights under these Terms, or delegate or sublicense any of your rights under these Terms, without our prior written consent. Any assignment or transfer in violation of this section will be void. Subject to the foregoing, these Terms will be binding upon, and inure to the benefit of the parties and their respective successors and assigns.

13.8 No Waivers. The failure by us to enforce any provision of these Terms will not constitute a present or future waiver of such provision nor limit our right to enforce such provision at a later time. All waivers by us must be unequivocal and in writing to be effective.

13.9 Reformation and Severability. Except as otherwise set forth herein, if any portion of these Terms are held to be invalid or unenforceable, the remaining portions of these Terms will remain in full force and effect. Any invalid or unenforceable portions will be interpreted to effect the intent of the original portion. If such construction is not possible, the invalid or unenforceable portion will be severed from these Terms, but the rest of the Agreement will remain in full force and effect.

13.10 Disputes Resolution by Binding Arbitration; Jury Trial Waiver; Class Action Waiver; Limitation of Time. For any and all controversies, disputes, demands, claims, or causes of action between you and us (including the interpretation and scope of this Section and the arbitrability of the controversy, dispute, demand, claim, or cause of action) relating to ENG Tokens or these Terms (as well as any related or prior agreement that you may have had with us), you and we agree to resolve any such controversy, dispute, demand, claim, or cause of action exclusively through binding and confidential arbitration. The arbitration will take place in the federal judicial district of your residence. As used in this Section, “we” and “us” mean Enigma. In addition, “we” and “us” include any third party providing any product, service, or benefit in connection with these Terms (as well as any related or prior agreement that you may have had with us) if such third party is named as a co-party with us in any controversy, dispute, demand, claim, or cause of action subject to this Section.

Arbitration will be subject to the Federal Arbitration Act and not any state arbitration law. The arbitration will be conducted before one commercial arbitrator from the American Arbitration Association (“AAA”) with substantial experience in resolving commercial contract disputes. As modified by these Terms, and unless otherwise agreed upon by the parties in writing, the arbitration will be governed by the AAA’s Commercial Arbitration Rules and, if the arbitrator deems them applicable, the Supplementary Procedures for Consumer Related Disputes (collectively, the “Rules and Procedures”). Where no claims or counterclaims exceed $10,000, the dispute will be resolved by the submission of documents without a hearing, unless a hearing is requested by a party or deemed necessary by the arbitrator, in which case, a party may elect to participate telephonically.

You should review this provision carefully. To the extent permitted by applicable law, you are GIVING UP YOUR RIGHT TO GO TO COURT to assert or defend your rights EXCEPT for matters that you file in small claims court in the state or municipality of your residence within the jurisdictional limits of the small claims court and as long as such matter is only pending in that court. Additionally, notwithstanding this agreement to arbitrate, claims of defamation, and infringement or misappropriation of the other party’s patent, copyright, trademark, or trade secret or other intellectual property shall not be subject to this arbitration agreement. Such claims shall be exclusively brought in the state or federal courts located in the City and County of San Francisco, State of California. Additionally, notwithstanding this agreement to arbitrate, you or we may seek emergency equitable relief before the state or federal courts located in the City and County of San Francisco, State of California in order to maintain the status quo pending arbitration and hereby agree to submit to the exclusive personal jurisdiction of the courts located within the City and County of San Francisco, State of California for such purpose. A request for interim measures shall not be deemed a waiver of the right to arbitrate.

Your rights will be determined by a NEUTRAL ARBITRATOR and NOT a judge or jury. You are entitled to a FAIR HEARING, BUT the arbitration procedures may be SIMPLER AND MORE LIMITED THAN RULES APPLICABLE IN COURT. Arbitrators’ decisions are as enforceable as any court order and are subject to VERY LIMITED REVIEW BY A COURT.

You and we must abide by the following rules: (a) ANY CLAIMS BROUGHT BY YOU OR US MUST BE BROUGHT IN THE PARTY’S INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING; (b) THE ARBITRATOR MAY NOT CONSOLIDATE MORE THAN ONE PERSON’S CLAIMS, MAY NOT OTHERWISE PRESIDE OVER ANY FORM OF A REPRESENTATIVE OR CLASS PROCEEDING, AND MAY NOT AWARD CLASS-WIDE RELIEF; (c) in the event that you are able to demonstrate that the costs of arbitration will be prohibitive as compared to the costs of litigation, we will pay as much of your filing and hearing fees in connection with the arbitration as the arbitrator deems necessary to prevent the arbitration from being cost-prohibitive as compared to the cost of litigation, (d) we also reserve the right, in our sole and exclusive discretion, to assume responsibility for any or all of the costs of the arbitration; (e) the arbitrator will honor claims of privilege and privacy recognized at law; (f) the arbitration will be confidential, and neither you nor we may disclose the existence, content, or results of any arbitration, except as may be required by applicable law or for purposes of enforcement of the arbitration award; (g) subject to the limitation of liability provisions of these Terms, the arbitrator may award any individual relief or individual remedies that are expressly permitted by applicable law; and (h) you and we will pay our respective attorneys’ fees and expenses, unless there is a statutory provision that requires the prevailing party to be paid its fees and litigation expenses and the arbitrator awards such attorneys’ fees and expenses to the prevailing party, and, in such instance, the fees and costs awarded will be determined by the applicable law.

This Section will survive termination of your account and these Terms as well as any voluntary payment of any debt in full by you or any bankruptcy by you or us. With the exception of subparts (a) and (b) above of this Section (prohibiting arbitration on a class or collective basis), if any part of this arbitration provision is deemed to be invalid, unenforceable, or illegal, or otherwise conflicts with the Rules and Procedures, then the balance of this arbitration provision will remain in effect and will be construed in accordance with its terms as if the invalid, unenforceable, illegal or conflicting part was not contained herein. If, however, either subpart (a) or (b) above of this Section is found to be invalid, unenforceable, or illegal, then the entirety of this arbitration provision will be null and void, and neither you nor we will be entitled to arbitration. If for any reason a claim proceeds in court rather than in arbitration, the dispute shall be exclusively brought in state or federal court located in San Francisco, California.

For more information on the AAA, the Rules and Procedures, or the process for filing an arbitration claim, you may call the AAA at 888-778-7879 or visit the AAA website at http://www.adr.org.

YOU AGREE THAT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THE PURCHASE OR THESE TERMS MUST BE FILED WITHIN ONE (1) YEAR AFTER SUCH CLAIM OR CAUSE OF ACTION AROSE OR IT WILL BE FOREVER BARRED.

13.11 Governing Law. These Terms will be governed by and construed and enforced in accordance with the laws of the Cayman Islands.

13.12 Entire Agreement; English Language. These Terms includes the Policies and is the entire agreement between you and us regarding the subject matter of these Terms. These Terms supersedes all prior or contemporaneous representations, understandings, agreements, or communications between you and us, whether written or verbal, regarding the subject matter of these Terms. Notwithstanding any other agreement between you and us, the security and data privacy provisions in these Terms contain the Parties and their affiliates’ entire obligation regarding the security, privacy and confidentiality of your personal information. We will not be bound by, and specifically object to, any term, condition or other provision which is different from or in addition to the provisions of these Terms (whether or not it would materially alter these Terms) and which is submitted by you in any order, receipt, acceptance, confirmation, correspondence or other document. If the terms of this document are inconsistent with the terms contained in any Policies, the terms contained in this document will control. If we provide a translation of the English language version of these Terms, the English language version of the Agreement will control if there is any conflict. Without prejudice to Section 13.6 (Notice), you agree and acknowledge that all agreements, notices, disclosures and other communications that we provide you, including these Terms, will be provided in electronic form.

14. Definitions.

“Content” means software (including machine images), data, text, audio, video, images or other content.

“Distribution Smart Contract” means the algorithmic code that distributes ENG Tokens to purchasers in accordance with the Exchange Rate and amounts sent to the Ethereum address contained within the code.

“End User” means any individual or entity that directly or indirectly through another user purchases ENG Token on behalf of another person or entity.

“Enigma Confidential Information” means all nonpublic information disclosed by us, our affiliates, business partners or our or their respective employees, contractors or agents that is designated as confidential or that, given the nature of the information or circumstances surrounding its disclosure, reasonably should be understood to be confidential. Enigma Confidential Information includes: (a) nonpublic information relating to our or our affiliates or business partners’ technology, customers, business plans, promotional and marketing activities, finances and other business affairs; (b) third-party information that we are obligated to keep confidential; and (c) the nature, content and existence of any discussions or negotiations between you and us or our affiliates. Enigma Confidential Information does not include any information that: (i) is or becomes publicly available without breach of these Terms; (ii) can be shown conclusively by documentation to have been known to you at the time of your receipt from us; (iii) is received from a third party who did not acquire or disclose the same by a wrongful or tortious act; or (iv) can be shown conclusively by documentation to have been independently developed by you without reference to the Enigma Confidential Information.

“Enigma Content” means Content we or any of our affiliates make available in connection with these Terms or on the Enigma Site to allow access to or purchase of ENG Tokens. Enigma Content does not include ENG Tokens.

“Enigma Site” means Enigma’s website at https://token.enigma.co/ and any successor or related site used by us.

“Exchange Rate” means the amount of ENG Tokens distributed per ETH or BTC as published on the Enigma Site immediately prior to the launch of the Token Sale.

“Network” means the Enigma blockchain supporting ENG Tokens as well as the Distribution Smart Contract.

“Offering Documentation” means any statements on the Enigma Site regarding the sale of ENG Tokens, including the risk factors made available on the Enigma Site.

“Policies” means these Terms, all restrictions described in the Enigma Content and on the Enigma Site, and any other policy or terms referenced in or incorporated into these Terms. Policies does not include whitepapers or other marketing materials referenced on the Enigma Site. In the event of a conflict between any Policy and these Terms, these Terms will prevail.

“Resulting Distribution” means the amount of ENG Tokens distributed to you by the Distribution Smart Contract as a result of the amount you sent to the Distribution Smart Contract.

“Suggestions” means all suggested modifications, improvements, additions or subtractions to our business that you provide to us.

“Term” means the term of these Terms described in Section 6.1.

“Third Party Content” means Content made available to us or to you by any third party, including, without limitation, any price, speed, volume, frequency, or statistical information.